CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-274111 on Form S-6 of our report dated September 29, 2023, relating to the financial statements of FT 10995, comprising 60/40 Strategic Allocation Port. 4Q '23 – Term 1/16/25 (60/40 Strategic Allocation Portfolio, 4th Quarter 2023 Series) and 75/25 Strategic Allocation Port. 4Q '23 – Term 1/16/25 (75/25 Strategic Allocation Portfolio, 4th Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 29, 2023